Exhibit 99.1

GS Acquisition Holdings Corp II Announces Pricing of

$700,000,000 Initial Public Offering

NEW YORK, NY, June 30, 2020 — GS Acquisition Holdings Corp II (the “Company”), a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, today announced the pricing of its initial public offering of 70,000,000 units at a price of $10.00 per unit. The Company is sponsored by GS Sponsor II LLC, an affiliate of The Goldman Sachs Group, Inc. The units are expected to be listed on the New York Stock Exchange (the “NYSE”) and trade under the ticker symbol “GSAH.U” beginning June 30, 2020. Each unit consists of one share of Class A common stock and one-quarter of one redeemable warrant. Each whole warrant may be exercised for one share of Class A common stock at a price of $11.50 per share. Only whole warrants are exercisable. Once the securities comprising the units begin separate trading, the shares of Class A common stock and warrants are expected to be listed on the NYSE under the symbols “GSAH” and “GSAH WS,” respectively.

Goldman Sachs & Co. LLC and Citigroup Global Markets Inc. are serving as the joint book-running managers for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 10,500,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from Goldman Sachs & Co. LLC, Prospectus Department, 200 West Street, New York, NY 10282; telephone: (866) 471-2526; email: Prospectus-ny@ny.email.gs.com. Alternatively, a copy of the Prospectus, when available, may be obtained from Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by telephone at 800-831-9146.

A registration statement relating to the securities has been filed with, and declared effective by, the Securities and Exchange Commission (“SEC”). This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the Company’s offering filed with the SEC and the preliminary prospectus included therein. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact:

GS Acquisition Holdings Corp II

Please email: IR-GSPCS@ny.email.gs.com